Exhibit 7.06

EXECUTION VERSION

VOTING AGREEMENT

VOTING AGREEMENT, dated as of April 22, 2013 (this “Agreement”), by and among MEMSIC, Inc., a Delaware corporation (the “Company”), MZ Investment Holdings Limited, an exempted company formed under the laws of the Cayman Islands with limited liability (“Parent”) and the stockholders of the Company listed on Schedule A hereto (each, a “Stockholder” and collectively, the “Stockholders”). Capitalized terms used herein but not defined shall have the meanings given to them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, concurrently herewith, Parent, MZ Investment Holdings Merger Sub Limited, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”), pursuant to which, among other things, Merger Sub will merge at the Effective Time with and into the Company, with the Company continuing as the surviving corporation (the “Merger”);

WHEREAS, as of the date hereof, each Stockholder Beneficially Owns the applicable Existing Shares (each such term as defined below); and

WHEREAS, as a condition to the willingness of, and material inducement to, Parent, Merger Sub and the Company to enter into the Merger Agreement and to consummate the transactions contemplated thereby, including the Merger, each Stockholder has agreed to enter into this Agreement, pursuant to which such Stockholder is agreeing, among other things, to vote all of the Securities (as defined below) he, she or it Beneficially Owns in accordance with the terms of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Section 1. Certain Definitions. For purposes of this Agreement:

(a) “Beneficially Own” or “Beneficial Ownership” with respect to any securities means having “beneficial ownership” of such securities as determined pursuant to Rule 13d-3(a)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(b) “Company Shares” means the shares of common stock, par value $0.00001 per share of the Company.

(c) “Existing Shares” means the Company Shares as set forth opposite such Stockholder’s name on Schedule A hereto. In the event of a stock dividend or distribution, or any change in the Company Shares by reason of any split-up, recapitalization, combination, exchange of shares or the like other than pursuant to the Merger Agreement, the term “Existing Shares” will be deemed to refer to and include all such stock dividends and distributions and any shares into which or for which any or all of the Existing Shares may be changed or exchanged as well as the Existing Shares that remain.

(d) “Securities” means, with respect to each Stockholder, the Existing Shares together with any Company Shares and other voting securities of the Company which the Stockholder acquires Beneficial Ownership of after the date hereof and prior to the termination of this Agreement whether upon the exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities, or by means of purchase, dividend, distribution, split-up, recapitalization, combination, exchange of shares or the like, gift, bequest, inheritance or as a successor in interest in any capacity or otherwise.

Section 2. Representations and Warranties of Stockholders. Each Stockholder, severally and not jointly, hereby represents and warrants to Parent and the Company, as of the date of this Agreement and as of the date of any Stockholders’ Meeting (and as of the date of any adjournment or postponement thereof), as follows:

(a) Ownership of Company Shares. Such Stockholder Beneficially Owns (and will Beneficially Own, unless any Existing Shares are Transferred pursuant to Section 6(a) hereof), the Existing Shares set forth opposite such Stockholder’s name on Schedule A. Such Stockholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Section 7 hereof, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to the Existing Shares set forth opposite such Stockholder’s name on Schedule A and any other Securities, with no limitations, qualifications or restrictions on such power, subject to applicable securities Laws and the terms of this Agreement. Such Stockholder does not Beneficially Own any Securities other than the Existing Shares set forth opposite such Stockholder’s name on Schedule A. None of the Existing Shares of such Stockholder is the subject of any commitment, undertaking or agreement, contingent or otherwise, the terms of which relate to or could give rise to the Transfer (as defined below) of any Existing Shares or would affect in any way the ability of such Stockholder to perform his, her or its obligations as set out in this Agreement other than, in the case of Stockholders who are employees of the Company, any obligation under any Company Employee Agreement or Company Employee Plan to Transfer any Securities to the Company upon the termination of such Stockholder’s employment with the Company or a Company Subsidiary. Such Stockholder has not appointed or granted any proxy inconsistent with this Agreement with respect to the Securities.

(b) Authority. Such Stockholder has the requisite power to agree to all of the matters set forth in this Agreement with respect to the Securities he, she or it Beneficially Owns and the full authority to vote and hold all the Securities he, she or it Beneficially Owns, with no limitations, qualifications or restrictions on such power, subject to applicable securities Laws and the terms of this Agreement.

(c) Power; Binding Agreement. Such Stockholder has the legal capacity and authority to enter into this Agreement and to perform all of his, her or its obligations under this Agreement. This Agreement has been duly and validly executed and delivered by such Stockholder and, assuming the due authorization, execution and delivery of this Agreement by the Company and Parent, constitutes a valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

(d) No Conflicts. None of the execution and delivery of this Agreement by such Stockholder, the consummation by such Stockholder of any of the transactions contemplated hereby or compliance by such Stockholder with any of the provisions hereof (i) if such Stockholder is not a natural person, conflicts with or results in any breach of any organizational documents applicable to such Stockholder, (ii) violates any Law applicable to such Stockholder or any of such Stockholder’s properties or assets, (iii) results in or constitutes (with or without notice or lapse of time or both) any breach of or default under, or result in the creation of any Lien on, such Stockholder or any of the Securities of such Stockholder, including pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Stockholder is a party or by which the Securities of such Stockholder are bound or (iv) except for the requirements of the Exchange Act, requires any filing with, or permit, authorization, consent or approval of, any Governmental Authority, except in the case of clauses (ii), (iii) and (iv) where such violations, breach, defaults, Lien or failures to make or obtain any filing with, or permit, authorization, consent or approval of, any Governmental Authority would not, individually or in the aggregate, materially impair the ability of such Stockholder to perform this Agreement. There is no beneficiary, trustee or holder of a voting trust certificate or other interest in such Stockholder whose consent is required for the execution and delivery of this Agreement of the performance by such Stockholder of the obligations hereunder.

(e) No Encumbrance. Except as permitted by this Agreement, the Existing Shares are free and clear of all Liens other than as created by this Agreement, that certain Contribution Agreement dated as of the date hereof by and among Parent and the Stockholders (the “Contribution Agreement”), applicable federal and state securities Laws, the organizational documents of the Company, any Lien under any Company Employee Agreement or Company Employee Plan, and/or any Liens that are not material to the performance of any such Stockholder’s obligations under this Agreement by such Stockholder.

(f) No Litigation. There is no action, suit, investigation, complaint or other proceeding pending or, to the knowledge of such Stockholder, threatened against such Stockholder or the Securities of such Stockholder at Law or in equity before or by any Governmental Authority or any other person that could reasonably be expected to impair the ability of such Stockholder to perform his, her or its obligations under this Agreement on a timely basis.

(g) Opportunity to Review; Reliance. Such Stockholder has had the opportunity to review the Merger Agreement and this Agreement with counsel of his, her or its own choosing. Such Stockholder understands and acknowledges that Parent, Merger Sub and the Company are entering into the Merger Agreement in reliance upon the execution, delivery and performance of this Agreement and such Stockholder’s representations, warranties and covenants hereunder.

Section 3. Representations and Warranties of the Company and Parent.

(a) The Company hereby represents and warrants to Parent and each Stockholder that:

(i) Power; Binding Agreement. The Company has the corporate power and authority to enter into and perform all of its obligations under this Agreement. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Parent and the Stockholders, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

(ii) No Conflicts. None of the execution and delivery of this Agreement by the Company, the consummation by the Company of any of the transactions contemplated hereby or compliance by the Company with any of the provisions hereof (A) conflicts with, or results in any breach of, any provision of the certificates of incorporation or bylaws, each as amended or modified to date, of the Company, (B) violates any order, writ, injunction, decree, judgment, law, statute, rule or regulation applicable to the Company, any of its subsidiaries or any of their respective properties or assets or (C) except for the requirements of the Exchange Act, requires any filing with, or permit, authorization, consent or approval of, any Governmental Authority, except in the case of clauses (B) and (C) where such violations or failures to make or obtain any filing with, or permit, authorization, consent or approval of, any Governmental Authority would not, individually or in the aggregate, materially impair the ability of the Company to perform this Agreement.

(b) Parent hereby represents and warrants to the Company and each Stockholder that:

(i) Power; Binding Agreement. Parent has the corporate power and authority to enter into and perform all of its obligations under this Agreement. This Agreement has been duly and validly executed and delivered by Parent and, assuming the due authorization, execution and delivery of this Agreement by the Company and the Stockholders, constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

(ii) No Conflicts. None of the execution and delivery of this Agreement by Parent, the consummation by Parent of any of the transactions contemplated hereby or compliance by Parent with any of the provisions hereof (A) conflicts with, or results in any breach of, any provision of the memorandum and articles of association of Parent, (B) violates any order, writ, injunction, decree, judgment, law, statute, rule or regulation applicable to Parent, any of its subsidiaries or any of their respective properties or assets or (C) except for the requirements of the Exchange Act, requires any filing with, or permit, authorization, consent or approval of, any Governmental Authority, except in the case of clauses (B) and (C) where such violations or failures to make or obtain any filing with, or permit, authorization, consent or approval of, any Governmental Authority would not, individually or in the aggregate, materially impair the ability of Parent to perform this Agreement.

Section 4. Disclosure. Unless required by Law or legal process, during the term of this Agreement, each Stockholder shall not, and shall cause his, her or its Affiliates and Representatives not to, make any press release, public announcement or other public communication that criticizes or disparages this Agreement or the Merger Agreement or the transactions contemplated hereby or thereby, without the prior written consent of Parent and the Company. Each Stockholder (a) consents to and authorizes the publication and disclosure by Parent or the Company of such Stockholder’s identity and ownership of the Securities and the existence and terms of this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement) and any other information, in each case, that Parent or the Company (including the Special Committee) reasonably determines in its good faith judgment is required to be disclosed by Law (including the rules and regulations of the SEC) in any press release, any Current Report on Form 8-K, the Proxy Statement, the Schedule 13E-3 and any other disclosure document in connection with the Merger Agreement and any filings with or notices to any Governmental Authority in connection with the Merger Agreement (or the transactions contemplated thereby) and (b) agrees promptly to provide to Parent and the Company any information it may reasonably request for the preparation of any such documents.

Section 5. Additional Securities. Each Stockholder hereby agrees that, during the period commencing on the date hereof and continuing until this Agreement is terminated in accordance with its terms, such Stockholder shall promptly (and in any event within twenty-four (24) hours) notify Parent and the Company of the number of any additional Securities acquired by such Stockholder after the date hereof.

Section 6. Transfer and Other Restrictions. Prior to the termination of this Agreement, each Stockholder hereby irrevocably and unconditionally agrees not to, and to cause each of his, her or its Affiliates not to, directly or indirectly:

(a) except pursuant to the terms of the Merger Agreement, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to, or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, or enter into a loan of (collectively, “Transfer”), any or all of the Securities he, she or it Beneficially Owns or any interest therein, (i) except as provided in Section 7 hereof, (ii) unless each “person” (as defined in the Merger Agreement) to which any of such Securities he, she or it Beneficially Owns (or any interest in any of such Securities) is or may be Transferred, shall have: (A) executed a counterpart of this Agreement and (B) agreed in writing to hold such Securities (or interest in such Securities) subject to all of the terms and provisions of this Agreement, or (iii) except for, in the case of Stockholders who are employees of the Company, any Transfer of any Securities to the Company pursuant to the terms of any Company Employee Agreement or any Company Employee Plan upon the termination of such Stockholder’s employment with the Company or a Company Subsidiary;

(b) grant any proxy or power of attorney with respect to any of the Securities he, she or it Beneficially Owns, or deposit any of the Securities he, she or it Beneficially Owns into a voting trust or enter into a voting agreement or arrangement with respect to any such Securities except as provided in this Agreement; or

(c) take any other action that would reasonably be expected to prevent or materially impair the Stockholder from performing any of his, her or its obligations under this Agreement or that would reasonably be expected to make any representation or warranty of such Stockholder hereunder untrue or incorrect or have the effect of preventing or materially impairing the performance by the Stockholder of any of his or its obligations under this Agreement or that is intended, or would reasonably be expected, to impede, frustrate, interfere with, delay, postpone, adversely affect or prevent the consummation of the Merger or the other transactions contemplated by the Merger Agreement or this Agreement or the performance by the Company of its obligations under the Merger Agreement or by any Stockholder of his, her or its obligations under this Agreement.

Any purported Transfer in violation of this Section 6 shall be null and void.

Section 7. Voting of the Shares. Each Stockholder hereby irrevocably and unconditionally agrees with Parent and the Company that, during the period commencing on the date hereof and continuing until termination of this Agreement in accordance with its terms, at the Stockholders’ Meeting and any other meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the stockholders of the Company, however called, each Stockholder and each of his or its Affiliates that acquires Beneficial Ownership of any Securities will appear at such meeting or otherwise cause the Securities to be counted as present thereat for purposes of establishing a quorum and vote (or cause to be voted) the Securities (a) in favor of the approval and adoption of the Merger Agreement and the approval of other actions contemplated by the Merger Agreement and any actions required in furtherance thereof, including any action recommended by the Board of Directors of the Company (or the Special Committee thereof) in connection with the Merger or the other transactions contemplated by the Merger Agreement, (b) against the approval of any Competing Transaction or the approval of any other action required in furtherance thereof, and (c) against any action, agreement or transaction that could reasonably be expected to materially impede, frustrate, interfere with, delay, postpone, adversely affect or prevent the consummation of the Merger or the other transactions contemplated by the Merger Agreement.

Section 8. Attendance and Proxy Card. In furtherance of Section 7 hereof, subject to the terms and conditions hereof, each Stockholder hereby agrees with Parent and the Company (a) to attend any annual or special meeting of the stockholders of the Company, however called, including any adjournment or postponement thereof, at which any of the matters described in Section 7 is to be considered and vote in accordance with Section 7; or (b)(i) to complete and send the proxy card received by such Stockholder with the Proxy Statement, so that such proxy card is received by the Company, as prescribed by the Proxy Statement, not later than the fifth Business Day preceding the day of any annual or special meeting of the stockholders of the Company, however called, including any adjournment or postponement thereof, at which any of the matters described in Section 7 is to be considered, (ii) to vote, by completing such proxy card but not otherwise, all the Securities in accordance with Section 7, and (iii) not revoke any such proxy until the termination of this Agreement.

Section 9. Termination. This Agreement shall terminate on the earliest to occur of: (a) termination of the Merger Agreement in accordance with its terms; (b) delivery of a written agreement of Parent and the Company (at the direction of the Special Committee, acting on behalf of the Company) to terminate this Agreement; (c) the Effective Time; and (d) the making of any change, by amendment, waiver or other modification, to any provision of the Merger Agreement that (i) decreases the amount or changes the form of the Merger Consideration, or (ii) imposes any material restrictions on or additional conditions on the payment of the Merger Consideration to Stockholders; provided, that the provisions set forth in the second sentence of Section 4 and Section 10 shall survive the termination of this Agreement; provided, further, that any liability incurred by any party hereto as a result of a breach of a term or condition of this Agreement prior to such termination shall survive the termination of this Agreement.

Section 10. Miscellaneous.

(a) Entire Agreement. This Agreement (together with the Merger Agreement and the Contribution Agreement) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and supersedes all other prior agreements and understandings, both written and oral, among the parties, with respect to the subject matter hereof.

(b) Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns.

(c) Amendment; Modification and Waiver. This Agreement may not be amended, altered, supplemented or otherwise modified, and no obligation of any party hereto may be waived, except upon the execution and delivery of a written agreement executed by (i) each Stockholder, (ii) the Company, but only with the approval of the Special Committee, and (iii) Parent. Notwithstanding the foregoing, any amendment, alteration, supplement or modification, and any waiver, set forth in a written agreement executed by (i) one or more Stockholders, (ii) the Company, with the approval of the Special Committee, and (iii) Parent, shall be a binding agreement among the parties thereto.

(d) Interpretation. When a reference is made in this Agreement to sections or subsections, such reference shall be to a section or subsection of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “herein,” “hereof,” “hereunder” and words of similar import shall be deemed to refer to this Agreement as a whole, including any schedules and exhibits hereto, and not to any particular provision of this Agreement. Any pronoun shall include the corresponding masculine, feminine and neuter forms. References to “party” or “parties” in this Agreement means each Stockholder, the Company and Parent.

(e) Notices. All notices and other communications hereunder shall be in writing (in the English language) and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or e-mail, upon written confirmation of receipt by facsimile or e-mail, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier, or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid (or its international equivalent). All notices hereunder shall be delivered to the addresses set forth below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10(e)):

(i)	if to a Stockholder, to such Stockholder in accordance with the contact information set forth next to such Stockholder’s name on Schedule A, with a copy to (which shall not constitute notice):

Wilmer Cutler Pickering Hale and Dorr LLP 60 State Street Boston, MA 02109 U.S.A.
Attention:	Jay E. Bothwick
A. William Caporizzo
E-mail:	jay.bothwick@wilmerhale.com
william.caporizzo@wilmerhale.com
Facsimile:	617-526-5000

(ii)	if to the Company, to:

MEMSIC, Inc. One Tech Drive, Suite 325 Andover, MA 01810 U.S.A.
Facsimile:	978-738-0196
with a copy (which shall not constitute notice) to:
Foley Hoag LLP Seaport West 155 Seaport Boulevard Boston, MA 02210 United States of America
Attention:	Robert L. Birnbaum, Esq.
Facsimile:	617-832-7000
E-mail:	rlb@foleyhoag.com

(iii)	if to Parent, to:

MZ Investment Holdings Limited c/o IDG Capital Management (HK) Limited Unit 5505, The Centre 99 Queen’s Road Central, Hong Kong
Attention:	Quan Zhou
Facsimile:	+852 2529 1619
Email:	quan_zhou@idgvc.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP 30th Floor, China World Office 2 1 Jianguomenwai Avenue Beijing 100004, PRC
Attention:	Peter X. Huang
Facsimile:	+86 10 6535 5599
E-mail:	Peter.Huang@skadden.com

(f) Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and the parties further agree to negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner.

(g) Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached or threatened to be breached. It is accordingly agreed that each party shall be entitled to seek an injunction (or injunctions), decree or order of specific performance to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Delaware Court of Chancery and any appellate court thereof, this being in addition to any other remedy to which they are entitled at Law or in equity, without the requirement to post bond or other security. Notwithstanding the foregoing, the parties hereby agree that specific performance or injunctive relief pursuant to this Section 10(g) shall be the sole and exclusive remedy of any party with respect to breaches or threatened breaches by any Stockholder of any covenant or agreement (but not the representations in Section 2) in this Agreement, and no party nor any of its Affiliates may pursue or accept any other form of relief (including monetary damages) that may be available for breach of this Agreement.

(h) No Survival. None of the representations, warranties, covenants and agreements made in this Agreement shall survive the termination of this Agreement in accordance with its terms, except for the agreements in the second sentence of Section 4 and this Section 10.

(i) No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the parties hereto and their respective successors and assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

(j) Governing Law. This Agreement shall be interpreted, construed and governed by and in accordance with, the Laws of the State of Delaware, without regard to the conflicts of laws principles thereof.

(k) Jurisdiction. Each of the parties irrevocably agrees that any Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement or the rights and obligations hereunder brought by the other parties hereto or their respective successors or assigns shall be brought and determined exclusively in the Court of Chancery of the State of Delaware and any appellate court thereof (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto agrees that mailing of process or other papers in connection with any such Action in the manner provided in Section 10(e) or in such other manners as may be permitted by applicable laws, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such Action for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any Action relating to this Agreement or any of the transactions contemplated herein in any court or tribunal other than the aforesaid courts. Each of the parties hereto irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Action with respect to this Agreement or the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement or the rights and obligations arising hereunder (i) any claim that it is not personally subject to the aforesaid courts for any reason other than the failure to serve process in accordance with Section 10(e), (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable law, any claim that (x) the Action in such court is brought in an inconvenient forum, (y) the venue of such Action is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(l) Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY A JURY IN RESPECT OF ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS IT CONTEMPLATES. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF AN ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10(L).

(m) Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

(n) Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or the delivery by e-mail of a manual signature in PDF or other electronic format) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement; provided, however, that if any Stockholder fails for any reason to execute, or perform its obligations under, this Agreement, this Agreement shall remain effective as to all parties executing this Agreement.

(o) No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Securities Beneficially Owned by any Stockholder. All rights, ownership and economic benefits of and relating to the Securities shall remain vested in and belong to the Stockholders, and Parent shall have no authority to direct the Stockholders in the voting or disposition of any of the Securities except, in each case, as provided in this Agreement.

(p) Action in Stockholder Capacity Only. The parties acknowledge that this Agreement is entered into by each Stockholder solely in such Stockholder’s capacity as the Beneficial Owner of such Stockholder’s Securities, and nothing in this Agreement shall in any way restrict or limit any action taken by such Stockholder in his capacity as a director, officer or other Representative of the Company (but solely in such capacities and not on his own behalf) and the taking of any actions solely in his or her capacity as a director, officer or other Representative of the Company will not be deemed to constitute a breach of this Agreement, regardless of the circumstances related thereto. For the avoidance of doubt, no Stockholder is making any representation in this Agreement with respect to actions taken by such Stockholder to the extent taken in such Stockholder’s capacity as a director, officer or other Representative of the Company, in the name and on behalf of the Company.

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IN WITNESS WHEREOF, the parties hereto have signed or have caused this Agreement to be signed by their respective officers or other authorized persons thereunto duly authorized as of the date first written above.

MEMSIC, INC.		MZ INVESTMENT HOLDINGS LIMITED

/s/ Yang Zhao		/s/ Quan Zhou
Name:	Yang Zhao	Name:	Quan Zhou
Title:	President & CEO	Title:	Director

IDG-ACCEL CHINA GROWTH FUND II L.P.		IDG-ACCEL CHINA INVESTORS II L.P.

By:	IDG-Accel China Growth Fund II Associates L. P., its General Partner	By:	IDG-Accel China Growth Fund GP II Associates Ltd., its General Partner

By:	IDG-Accel China Growth Fund GP II Associates Ltd., its General Partner

/s/ Quan Zhou		/s/ Quan Zhou
Name:	Quan Zhou	Name:	Quan Zhou
Title:	Authorized Signatory	Title:	Authorized Signatory

IDG TECHNOLOGY VENTURE INVESTMENTS, L.P.		IDG TECHNOLOGY VENTURE INVESTMENT III, L.P.

By:	IDG Technology Venture Investments, LLC, its General Partner	By:	IDG Technology Venture Investment III, LLC, its General Partner

/s/ Quan Zhou		/s/ Quan Zhou
Name:	Quan Zhou	Name:	Quan Zhou
Title:	Authorized Signatory	Title:	Authorized Signatory

[SIGNATURE PAGE TO VOTING AGREEMENT]

IDG TECHNOLOGY VENTURE INVESTMENTS, LLC

/s/ Quan Zhou
Name:	Quan Zhou
Title:	Authorized Signatory

/s/ Yang Zhao		/s/ Paul Zavracky
Yang Zhao		Paul Zavracky

/s/ Patricia Niu		/s/ Yongyao Cai
Patricia Niu		Yongyao Cai

/s/ James Fennelly		/s/ Alexander Drinbinksy
James Fennelly		Alexander Drinbinksy

/s/ Lei Zhang		/s/ Wei Zhang
Lei Zhang		Wei Zhang

/s/ Haidong Liu		/s/ Leyue Jiang
Haidong Liu		Leyue Jiang

[SIGNATURE PAGE TO VOTING AGREEMENT]

Schedule A

Stockholder Name	Address Facsimile	Existing Shares
IDG-Accel China Growth Fund II L.P.	c/o IDG Capital Management (HK) Limited Unit 5505, The Centre 99 Queen’s Road Central, Hong Kong Facsimile: +852 2529 1619	4,146,394
IDG-Accel China Investors II L.P.	c/o IDG Capital Management (HK) Limited Unit 5505, The Centre 99 Queen’s Road Central, Hong Kong Facsimile: +852 2529 1619	339,108
IDG Technology Venture Investments, L.P.	c/o IDG Capital Management (HK) Limited Unit 5505, The Centre 99 Queen’s Road Central, Hong Kong Facsimile: +852 2529 1619	150,000
IDG Technology Venture Investments, LLC	c/o IDG Capital Management (HK) Limited Unit 5505, The Centre 99 Queen’s Road Central, Hong Kong Facsimile: +852 2529 1619	71,393
IDG Technology Venture Investment III, L.P.	c/o IDG Capital Management (HK) Limited Unit 5505, The Centre 99 Queen’s Road Central, Hong Kong Facsimile: +852 2529 1619	18,328
Yang Zhao	One Tech Drive, Suite 325 Andover, MA 01810 U.S.A. Facsimile: 978-738-0196	485,654
Paul Zavracky	One Tech Drive, Suite 325 Andover, MA 01810 U.S.A. Facsimile: 978-738-0196	37,422
Patricia Niu	One Tech Drive, Suite 325 Andover, MA 01810 U.S.A. Facsimile: 978-738-0196	45,971
Yongyao Cai	One Tech Drive, Suite 325 Andover, MA 01810 U.S.A. Facsimile: 978-738-0196	30,443
Alexander Drinbinksy	One Tech Drive, Suite 325 Andover, MA 01810 U.S.A. Facsimile: 978-738-0196	4,493
James Fennelly	One Tech Drive, Suite 325 Andover, MA 01810 U.S.A. Facsimile: 978-738-0196	3,034
Lei Zhang	One Tech Drive, Suite 325 Andover, MA 01810 U.S.A. Facsimile: 978-738-0196	5,830
Wei Zhang	One Tech Drive, Suite 325 Andover, MA 01810 U.S.A. Facsimile: 978-738-0196	29,375
Haidong Liu	One Tech Drive, Suite 325 Andover, MA 01810 U.S.A. Facsimile: 978-738-0196	32,125
Leyue Jiang	One Tech Drive, Suite 325 Andover, MA 01810 U.S.A. Facsimile: 978-738-0196	4,250

[SCHEDULE A TO VOTING AGREEMENT]